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                                                                     EXHIBIT 11


                                  go2net, Inc.
                        Computation of Net Loss Per Share


                                                                          Period from
                                                                           Inception
                                                                         (February 12
                                                    Three Months         1996) through       Six Months
                                                   Ended March 31,         March 31,       Ended March 31,
                                                        1997                 1996                1997
                                                   --------------------------------------------------------

Net loss                                            $ (413,207)          $  (15,250)          $ (775,878)
                                                   ========================================================
Weighted average common shares                       2,658,128            1,451,224            2,395,732

Weighted average common shares,
calculated using the treasury stock method
at an assumed offering price of $8 per share,
and treated as outstanding for the periods                  --              259,626               23,003
presented

Weighted average number of common shares
assumed issued upon the conversion of the
9% Cumulative, Redeemable, Convertible
Preferred Stock, calculated using the
treasury stock method at an assumed
offering price of $8 per share, and
treated as outstanding for the periods                      --              927,500              231,875
presented through the date of conversion
                                                   --------------------------------------------------------
                                                     2,658,128            2,638,350            2,650,610
                                                   ========================================================
Net loss per share                                  $    (0.16)          $    (0.01)          $    (0.29)
                                                   ========================================================



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